Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 26, 2018

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124 Athens, Greece

Re:          Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as Marshall Islands and Liberian counsel to Star Bulk Carriers Corp. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 26, 2018, as thereafter amended or supplemented, with respect to one or more public offerings by the Company (the “Offerings”) of up to an aggregate of $950,000,000 of securities which may include common shares, preferred shares, debt securities, guarantees, warrants, rights and units (the “Primary Securities”) and 44,294,986 common shares of the Company, par value $0.01 per share, to be offered by certain selling shareholders (the “Secondary Securities” and, together with the Primary Securities, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offerings have been duly authorized, executed and delivered by each of the parties thereto; (ii) the terms of the Offerings comply or will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) after the issuance of the common shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued common shares, together with the total number of common shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized common shares under the Company’s Fourth Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the common shares so issued; and (iv) after the issuance of the preferred shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued preferred shares, together with the total number of preferred shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized preferred shares under the Company’s Fourth Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Preferred Shares so issued.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.          Under the laws of the Republic of the Marshall Islands, the Company is validly existing.

2.          Under the laws of the Republic of the Marshall Islands, the common shares, preferred shares, and any common shares or preferred shares underlying the warrants, units or rights, constituting Primary Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the common shares and preferred shares will be validly issued, fully paid and non-assessable.

3.          Under the laws of the Republic of the Marshall Islands and the Republic of Liberia, the debt securities and the guarantees, when the applicable indenture relating to such debt securities (the “Indenture”) has been duly authorized and the Company has taken all necessary action to approve the issuance and terms of the debt securities and the guarantees and the terms of the Offerings thereof and related matters and the debt securities and guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein the debt securities and guarantees will be legally issued.

4.          Under the laws of the Republic of the Marshall Islands, the warrants, the rights and the units (together the “Subscription Securities”), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the Offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued.

5.          Under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized, validly issued and are fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands and the Republic of Liberia as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP